Exhibit 4.1

SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
WHITE RIVER ENERGY CORP

The undersigned, Randy S. May, the Chief Executive Officer of White River Energy Corp (the “Corporation”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes (“NRS”), in accordance with the provisions of Sections 78.195 and 78.1955 of the NRS, does hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Articles of Incorporation, as amended from time-to-time (the “Articles of Incorporation”), the Board of Directors has adopted the following resolutions authorizing a new series of preferred stock designated as Series A Convertible Preferred Stock of the Corporation as set forth in this Second Amended and Restated Certificate of Designation of Preferences, Rights And Limitations Of Series A Convertible Preferred Stock (this “Certificate”):

RESOLVED, that the designations, powers, preferences and rights of the Series A Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

Section 1. Designation and Authorized Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as Series A Convertible Preferred Stock (the “Series A”). The authorized number of shares of the Series A shall be 1,200 shares. Each share of Series A shall have a par value of $0.0001. Shares of Series A may be issued or transferred in whole or in fractional shares.

Section 2. Stated Value; Liquidation Rights.

(a) Stated Value. Each share of Series A shall have a stated value of $25,000 per share (the “Stated Value”).

(a) (b) Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation’s affairs, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of junior stock, the Holder(s) shall be entitled to receive out of the Corporation’s assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference in the amount equal to the total Stated Value of the Series A held by such Holder(s), plus accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to which they are entitled, the Holder(s) will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series A and the corresponding amounts payable on all senior stock and parity stock, then after payment of the liquidating distribution on all outstanding senior stock, the Holder(s) and all other such classes or series of parity stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The merger or consolidation of the Corporation into or with another corporation or entity which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or entity or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Corporation), or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2(b). The amount deemed distributed to the Holders of Series A upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring Person. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

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Section 3. Conversion.

(a) Conversion Right. Subject to the Beneficial Ownership Limitation (as defined in Section 8), each whole or fractional share of Series A shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock in accordance with this Section 3 at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Corporation’s transfer agent (the “Transfer Agent”) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Series A.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any share(s) of Series A pursuant to Section 3(c) shall be determined by dividing (x) the Stated Value of such share(s) Series A by (y) the Conversion Price as defined below (the “Conversion Rate”).

(c) Mechanics of Conversion. Each share of Series A shall be convertible into shares of Common Stock at a conversion price of $0.71 (the “Conversion Price”) subject to adjustment under Section 7. Conversion shall occur when a Notice of Conversion in the form annexed as Exhibit I (each, a “Conversion Notice”) has been submitted by the Holder to the Corporation together with documentation as the Corporation shall reasonably require.

(d) Optional Conversion. If as a result of the Beneficial Ownership Limitation, as defined in Section 8, a Holder cannot convert a share of Series A into shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (via, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York, NY time, on such date, a copy of an executed notice of conversion of the Series A subject to such conversion to the Corporation. Within two trading days following a conversion of any such Series A under this Section 3(d), the Corporation shall issue the Common Stock to Persons designated by the Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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Section 4. The Holder(s) shall not be entitled to vote on any matters submitted to or requiring the vote of the shareholders of the Corporation.

Section 5. Amendment. With the written consent of the Holders owning a majority of outstanding Series A, the Board of Directors shall have the exclusive power to amend this Certificate and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Series A provided hereunder.

Section 6. Other Provisions.

(a) Transfer of Series A. A Holder may transfer some or all of its Series A without the consent of the Corporation, subject to compliance with the Securities Act of 1933. If any Series A are to be transferred, the applicable Holder shall surrender the applicable Series A certificate to the Corporation or provide other evidence of transfer which the Corporation may request, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series A certificate or issue the Series a in book entry, registered as such Holder may request, representing the outstanding number of shares of Series A being transferred by such Holder and, if less than the entire outstanding number of shares of Series A is being transferred, a new Series A certificate or provide evidence of book entry to such Holder representing the outstanding number of shares of Series A not being transferred.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately in the case of a subdivision or combination.

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(b) Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation, shall be effected while any shares of Series A are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such holder in accordance with this Certificate shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series A, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Series A) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series A. Prior to or simultaneously with the consummation of any such reorganization or reclassification, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization or reclassification shall assume by written instrument executed and mailed or delivered to each Holder, the obligation to deliver to such Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series A.

(c) Calculations. All calculations under this Section 7 shall be made to the nearest whole share. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall exclude any treasury shares of the Corporation.

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Section 8. Beneficial Ownership Limitation. The Corporation shall not effect the conversion of Series A, and the Holder shall not have the right to convert Series A, to the extent that after giving effect to such conversion, the Holder (together with such Holder’s affiliates) would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of Series A with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of Series A beneficially owned by such Holder and its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. To the extent that the Beneficial Ownership Limitation contained in this Section 8 applies, the determination of whether the Series A are convertible (in relation to other securities owned by the Holder together with any affiliate) and of which number Series A are convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether such Series A are convertible (in relation to other securities owned by the Holder together with any affiliate) and of which portion of such Series A are convertible, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of the determination. For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Corporation shall within one business day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The restriction described in this Section 8 may be waived, in whole or in part, upon 61 days prior notice from the Holder to the Corporation to increase such percentage up to 9.99%, but not in excess of 9.99% unless the Holder otherwise provides in such notice to the Corporation. The provisions of this Section 8 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8 to correct any portion hereof which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Section 9. Certain Defined Words and Terms. In addition to definitions elsewhere in this Certificate, the following words and terms shall have the following meanings:

“Common Stock” shall mean the Corporation’s common stock, $0.0001 par value per share.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Holder” or “Holders” means a holder of Series A.

“Person” means an individual, a limited liability corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

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IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Designation this 29th day of January 2024.

By:	/s/ Randy S. May
Name:	Randy S. May
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK]

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EXHIBIT I

WHITE RIVER ENERGY CORP
CONVERSION NOTICE

Reference is made to the Second Amended and Restated Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Certificate of Designation”) of White River Energy Corp, a Nevada corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.0001 par value per share (the “Series A”), of the Corporation, indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion: _________

Aggregate number of Series A to be converted: ________________

Aggregate Stated Value of such Series A to be converted:_____________________________________________

Please confirm the following information:

Conversion Price: ______________________

Number of shares of Common Stock to be issued: ___________________

Please issue the Common Stock into which the applicable Series A are being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: __________________________________________________________

_________________________________________________________

________________________________________________________

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☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: _____________________________________________________

DTC Number: _____________________________________________________

Account Number: _____________________________________________________

Date: _____________ ___, ____________________

Name of Registered Holder

By:
Name:
Title:
Tax ID:
Facsimile:
E-mail Address:

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